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                                                                    EXHIBIT 23-A


                     CONSENT OF PRICEWATERHOUSECOOPERS LLP


         We consent to the incorporation by reference in Ford Motor Credit Company's Registration Statement on Form S-3 of our report dated January 24, 2000 on our audits of the consolidated financial statements and financial statement schedules of Ford Motor Credit Company and Subsidiaries at December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, included in the Ford Motor Credit Company Annual Report on Form 10-K for the year ended December 31, 1999 and Ford Motor Credit Company Current Report on Form 8-K dated January 28, 2000. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement.



/s/ PRICEWATERHOUSECOOPERS LLP

Detroit, Michigan

January 2, 2001